FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

REGARDING THE OFFER BY

THE MEXICO FUND, INC.

To Our Clients:

Enclosed for your consideration are the Offer Notice dated September 3, 2009 of The Mexico Fund, Inc. (“Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended, a closed-end, non-diversified management investment company, and the related Letter of Transmittal by which the Fund is offering to its Stockholders the right to demand the purchase of their shares in an amount up to fifteen percent (15%) of the Fund’s issued and outstanding common stock, par value $1.00 per share (“Shares”) in exchange for a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustment for fractional shares and odd lots (“Portfolio Securities”), and cash held in the Fund’s investment portfolio, at a price equal 98.00% of the Shares’ net asset value (“NAV”) as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on the Expiration Date, subject to the terms and conditions set forth in the Offer Notice dated September 3, 2009 and the related Letter of Transmittal (which together constitute the “Offer Documents”) (“Offer”). THE OFFER EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009, UNLESS EXTENDED (“EXPIRATION DATE”).

On May 15, 2009, the Fund announced that the Board adopted a statement setting forth a consolidated strategy to reduce the Fund’s stock price discount. Among other actions, the Board stated that if after the elimination of the Fund’s in-kind repurchase offer program as a fundamental policy of the Fund (the “Policy”) by a vote of the Fund’s stockholders, the Fund were to trade at a volume-weighted average discount to NAV of greater than 10% during a 12-week measuring period, the Board would authorize an in-kind tender offer to acquire 15% of the Fund’s outstanding securities at a price of 98% of the Fund’s NAV on the pricing date for the tender offer in exchange for a pro-rata “slice” of the Fund’s Portfolio Securities. At a special meeting of stockholders on June 8, 2009, stockholders approved the elimination of the Policy. Since stockholders voted to eliminate the Policy, the first 12-week rolling measuring period commenced beginning with the week of June 8, 2009 and expired on August 28, 2009. The Fund’s shares traded at a volume-weighted average discount to NAV of 10.51% during this 12-week measuring period. Therefore, the Board has determined to effect this Offer under Rule 13e-4 of the Securities and Exchange Act of 1934.

The purpose of the Offer is to provide Stockholders a source of liquidity that may allow them to realize the NAV of their Shares. The proceeds of this Offer will be paid in a pro-rata portion of the Fund’s Portfolio Securities. The Offer also prevents Stockholders who choose not to participate from bearing any portion of the unrealized capital gains which would be realized if the Fund sold its Portfolio Securities in order to satisfy tenders in cash. If the number of shares tendered for purchase exceeds the number of Shares which the Fund is offering to purchase, the Fund will purchase tendered shares on a pro-rata basis.

Offer documents are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to present Shares we hold for your account for purchase. A tender regarding your Shares can be made only by us as the holder of your shares as a participant in the Depository Trust Company system and only according to your instructions.

Your attention is called to the following:

1. The purchase price to be paid for the Shares is an amount per Share, equal to 98.00% of the NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date, subject to the terms and conditions of the Offer Notice dated September 3, 2009 and the related Letter of Transmittal. THE EXPIRATION DATE IS 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009, UNLESS EXTENDED.

2. The Offer is for up to fifteen percent (15%) of the issued and outstanding Shares of the Fund and is not conditioned upon any minimum number of outstanding Shares being tendered for purchase, but is subject to certain conditions set forth in the Offer Notice. Under the conditions described in Sections 15 and 16 of the Offer Notice, the Fund can terminate or amend the Offer or can postpone the acceptance for payment of, payment for or purchase of any Shares.

3. Stockholders offering their Shares for purchase will not be obligated to pay brokerage commissions on the purchase of Shares by the Fund pursuant to the Offer; however, a broker, dealer or other person may charge a fee for processing the transactions on behalf of Stockholders. Stockholders offering their Shares for purchase will bear any related costs of delivery and transfer. The actual per share expenses for tendering Stockholders of effecting the purchase will depend on a number of factors, including the number of Shares purchased, the Fund’s portfolio composition at the time, and market conditions prevailing during the process.

If you wish to have us tender your Shares for purchase, please instruct us by completing, signing and returning to us the instruction form enclosed.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO PRESENT YOUR SHARES FOR PURCHASE ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE EXPIRATION DATE IS 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009, UNLESS EXTENDED.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) owners of Shares in any jurisdiction in which the Offer or its acceptance would violate the laws of that jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

All stockholders are also advised that the following representations are required of participants:

(1) if your tender of Fund shares and/or receipt of Portfolio Securities has been executed through a broker-dealer, that broker-dealer (i) is licensed in the jurisdiction in which you reside and (ii) did not exercise trading authority or control over your decision to participate in this Offer (i.e., you instructed your broker to submit your Fund shares);

(2) none of the Fund, its investment adviser, nor any issuer of Portfolio Securities has made any recommendations regarding your participation in the Offer and none has recommended your receipt of Portfolio Securities in exchange for Fund shares, either directly or in a manner that would bring their recommendations to your attention; and

(3) the Fund has not, in connection with this Offer, volunteered information to you concerning the issuers of Portfolio Securities.

NONE OF THE FUND, THE BOARD OF DIRECTORS, THE INVESTMENT ADVISER TO THE FUND, NOR ANY ISSUER OF THE PORTFOLIO SECURITIES IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER FOR PURCHASE OR TO REFRAIN FROM TENDERING FOR PURCHASE SHARES. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO PARTICIPATE IN THE OFFER. HOWEVER, THE FUND’S INVESTMENT ADVISER INTENDS TO PARTICIPATE IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very truly yours,

[Broker Name]

INSTRUCTIONS REGARDING THE OFFER BY THE MEXICO FUND, INC.

THIS FORM IS NOT TO BE USED TO PRESENT SHARES FOR PURCHASE DIRECTLY TO THE DEPOSITARY. IT SHOULD BE SENT TO YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ONLY IF THAT FIRM IS THE HOLDER OF RECORD OF YOUR SHARES AND WILL BE TENDERING THE SHARES FOR PURCHASE ON YOUR BEHALF. THE DEPOSITARY MUST RECEIVE YOUR SHARES NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 5, 2009.

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO TENDER YOUR SHARES FOR PURCHASE.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer Notice, dated September 3, 2009 and the related Letter of Transmittal (which together are described as the “Offer Documents”) in connection with the offer to Stockholders by The Mexico Fund, Inc. (“Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, of the right to request the purchase of up to fifteen percent (15%) of the Fund’s issued and outstanding common stock, par value $1.00 per share (“Shares”) at 98.00% of the net asset value per Share as of the close of the regular trading session of the New York Stock Exchange on the Expiration Date, on the terms and subject to the conditions of the Offer.

Name of Client:

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Address of Client:

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Telephone No. of Client:

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Number of Shares Presented for Participation in Offer:

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Signature: